Exhibit 99.1

Compass Diversified Holdings James J. Bottiglieri Chief Financial Officer 203.221.1703 jbottiglieri@compassdiversifiedholdings.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Reports Fourth Quarter and Full Year

2011 Financial Results

Westport, Conn., March 7, 2012 – Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three and twelve months ended December 31, 2011.

Fourth Quarter 2011 Highlights

•	Generated Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $10.7 million for the fourth quarter of 2011 and $69.0 million for the full year 2011;

•

Reported net income of $58.6 million for the fourth quarter of 2011, which includes a $20.1 million non-cash impairment charge and a $88.6 million gain on the sale of our Staffmark subsidiary, and net income of $72.8 million for the full year 2011;

•	Paid a fourth quarter 2011 cash distribution of $0.36 per share in January 2012, bringing cumulative distributions paid to $7.4352 per share since CODI’s IPO in May of 2006;

•	Executed a new credit facility for $515 million;

•	Completed the sale of our Staffmark subsidiary; and

•	Consummated the acquisition of Orbit Baby, Inc. (“Orbit Baby”) by the Company’s ERGObaby subsidiary.

Commenting on the year, Alan Offenberg, CEO of Compass Group Diversified Holdings LLC, stated, “During 2011, in addition to generating Cash Flow of $69.0 million for the year, the Company accomplished several important strategic objectives which strengthen our future prospects. Firstly, we actively grew our family of businesses, including the acquisition of CamelBak Products, a company that fits very nicely within our criteria for subsidiary businesses, and the addition of Orbit Baby to our existing ERGObaby subsidiary. Secondly, we made the decision to sell our longstanding subsidiary, Staffmark, in October 2011. The attractive valuation we received allowed us to significantly strengthen our balance sheet, while also substantially reducing our earnings and cash flow volatility over the long run. Thirdly, we made significant investments in capital expenditures, totaling $21.8 million in 2011, to provide for the long-term sustained growth of our subsidiary companies. Finally, we refinanced our long-term debt, increasing our financial flexibility and capability to further grow our business. And while the combination of these strategic initiatives had an adverse impact on our fourth quarter financial results, nearly all of our diverse businesses continue to meet or exceed our expectations and we remain confident that our efforts will allow CODI to continue to deliver superior shareholder returns over the long term.”

Mr. Offenberg added, “Consistent with our strategy to regularly add profitable companies to our family of businesses which have a real reason to exist, we also recently purchased Arnold Magnetic Technologies, a leading global manufacturer of engineered magnetic solutions for a wide range of specialty applications and end-markets. Arnold Magnetic is immediately accretive to CAD, and represents our fourth acquisition of a new platform business in the past two years and increases our current family of subsidiary companies to nine. Going forward, CODI is in a strong position to drive future performance, as we remain committed to drawing upon our substantial liquidity to capitalize on organic and acquisition-related growth opportunities that create value for our owners.”

Operating Results

CODI reported Cash Flow (see note regarding use of Non-GAAP Financial Measures below) of $10.7 million for the quarter ended December 31, 2011, as compared to $21.4 million for the prior year comparable quarter. CODI’s Cash Flow for the year ended December 31, 2011 was $69.0 million as compared to $71.3 million for the prior year period. CODI’s weighted average number of shares outstanding for the quarter and twelve months ended December 31, 2011 was approximately 48.3 million and 47.3 million, respectively, as compared to 44.1 million and 40.9 million for the quarter and twelve months ended December 31, 2010, respectively.

CODI’s Cash Flow for the fourth quarter and full year 2011 was lower as compared to the corresponding year-earlier periods as Staffmark’s results were only partially reflected in 2011 as a result of the sale on October 17, 2011. In addition, in the fourth quarter of 2011, CODI recorded an inventory obsolescence charge of $1.7 million at its American Furniture Manufacturing subsidiary (“AFM”), largely reflecting the discontinuation of certain SKUs at this subsidiary. Based on the proactive measures taken to date aimed at reducing AFM’s cost structure and working capital requirements, CODI expects this subsidiary to generate positive Cash Flow in 2012. CODI’s total maintenance capital expenditures were approximately $4.0 million and $1.3 million higher for the year and quarter ended December 31, 2011, respectively, when compared to the corresponding prior year periods, as the Company took advantage of certain tax bonus depreciation incentives available in 2011. Partially offsetting these factors, CAD for the full year 2011 was positively impacted by the strong performance at a majority of CODI’s existing subsidiaries as well as the full inclusion of operating results from Liberty Safe and ERGObaby, two platform businesses acquired by CODI on March 31, 2010 and September 16, 2010, respectively. CODI also benefitted in 2011 from the partial inclusion of results from CamelBak, a platform business acquired by CODI on August 24, 2011.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each subsidiary for the periods during which CODI owned them. However, Cash Flow excludes the gains from sales of businesses. For the quarter ended December 31, 2011, CODI recorded a gain of $88.6 million from the sale of Staffmark. Including Staffmark, CODI has realized approximately $198 million in gains since 2007.

Net income for the quarter ended December 31, 2011 was $58.6 million, as compared to net income of $0.7 million for the quarter ended December 31, 2010. Net income for the three months ended December 31, 2011 includes the aforementioned gain on the sale of Staffmark, partially offset by a $20.1 million non-cash impairment charge for the Company’s AFM subsidiary, reflecting a decline in the estimated current fair market value for this subsidiary due to the continued soft retail environment in the promotional furniture market. For the full year ended December 31, 2011, CODI reported net income of $72.8 million as compared to a net loss of $44.8 million for the prior year period. During 2010, CODI recorded a $38.8 million non-cash impairment charge for the Company’s American Furniture Manufacturing subsidiary.

Liquidity and Capital Resources

As of December 31, 2011, CODI had $132.4 million in cash and cash equivalents, $225 million outstanding on its term loan facility and no borrowings outstanding under its $290 million revolving credit facility. The Company has no significant debt maturities until October 2016 and had borrowing availability of approximately $287 million at December 31, 2011 under its revolving credit facility.

On October 17, 2011, CODI completed the sale of Staffmark whereby the Company received approximately $217 million of total proceeds from the sale at closing. The proceeds were used to repay substantially all of the outstanding debt under CODI’s previous revolving credit facility.

On October 27, 2011, CODI executed a new credit facility, which includes a revolving credit facility totaling $290 million and a term loan facility in the amount of $225 million. The two facilities combined for $515 million in new debt financing and replaced the Company’s previous revolving credit facility and term loan facility.

Fourth Quarter 2011 Distribution

On January 5, 2012, CODI’s Board of Directors declared a fourth quarter distribution of $0.36 per share. The cash distribution was paid on January 30, 2012 to all holders of record as of January 23, 2012. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $7.4352 per share.

Conference Call

Management will host a conference call on Thursday, March 8, 2012 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 856-1958 and the dial-in number for international callers is (719) 325-4765. The access code for all callers is 4072090. A live webcast will also be available on the Company's website at www.compassdiversifiedholdings.com.

A replay of the call will be available through March 15, 2012. To access the replay, please dial (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and then enter the access code 4072090.

Note Regarding Use of Non-GAAP Financial Measures

CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI's businesses have seasonal earnings patterns, with the first quarter typically being the slowest of the year. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the Attached Schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)

Compass Diversified Holdings (“CODI”) owns and manages a diverse family of established North American middle market businesses. Each of its nine subsidiaries is a leader in their niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.

Our subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•

The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.anodynemedicaldevice.com);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies, www.arnoldmagnetics.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers and related products (ERGObaby, www.ergobabycarriers.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (Fox Racing Shox, www.foxracingshox.com);

•	The design, sourcing and fulfillment of logo based promotional products (HALO Branded Solutions, www.halo.com); and

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com).

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings

Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$132,370	$13,483
Accounts receivable, less allowance of $2,684 and $2,310	99,389	83,167
Inventories	101,021	77,412
Prepaid expenses and other current assets	27,441	18,554
Current assets of discontinued operations	—	140,723

Total current assets	360,221	333,339

Property, plant and equipment, net	45,235	28,437
Goodwill	245,340	237,214
Intangible assets, net	358,104	196,122
Deferred debt issuance costs, net	6,942	3,822
Other non-current assets	14,064	2,091
Non-current assets of discontinued operations	—	183,016

Total assets	$1,029,906	$984,041

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$96,319	$79,762
Due to related party	4,239	2,692
Current portion of long-term debt	2,250	2,000
Current portion of supplemental put obligation	13,675	—
Other liabilities	1,679	1,043
Current liabilities of discontinued operations	—	65,907

Total current liabilities	118,162	151,404

Supplemental put obligation	35,814	44,598
Deferred income taxes	62,484	62,618
Long-term debt less original issue discount	214,000	94,000
Other non-current liabilities	2,968	3,084
Non-current liabilities of discontinued operations	—	52,427

Total liabilities	433,428	408,131

Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 48,300 and 46,725 shares issued and outstanding at 12/31/11 and 12/31/10 respectively	658,361	638,763
Accumulated other comprehensive loss	—	(143)
Accumulated deficit	(160,852)	(150,550)

Total stockholders’ equity attributable to Holdings	497,509	488,070
Noncontrolling interests	98,969	36,878
Noncontrolling interests of discontinued operations	—	50,962

Total stockholders’ equity	596,478	575,910

Total liabilities and stockholders’ equity	$1,029,906	$984,041

Compass Diversified Holdings

Condensed Consolidated Statements of Operations

(in thousands, except per share data)	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2010
	(unaudited)	(unaudited)
Net sales	$215,454	$185,979	$777,538	$664,599
Cost of sales	142,624	129,854	523,967	463,560

Gross profit	72,830	56,125	253,571	201,039
Operating expenses:
Selling, general and administrative expenses	56,789	37,764	172,489	136,472
Supplemental put expense	5,688	13,886	11,783	32,516
Management fees	4,701	3,985	16,783	15,076
Amortization expense	7,753	5,776	24,507	19,442
Impairment expense	20,069	(3,600)	27,769	38,835

Operating income (loss)	(22,170)	(1,686)	240	(41,302)

Other income (expense):
Interest income	29	2	33	20
Interest expense	(6,538)	(2,593)	(12,643)	(9,695)
Amortization of debt issuance costs	(408)	(460)	(1,951)	(1,789)
Loss on debt repayment	(2,636)	—	(2,636)	—
Other income (expense), net	129	(294)	106	(186)

Loss from continuing operations before income taxes	(31,594)	(5,031)	(16,851)	(52,952)
Income tax expense (benefit)	(1,226)	878	9,123	9,400

Loss from continuing operations	(30,368)	(5,909)	(25,974)	(62,352)
Income from discontinued operations, net of income tax	419	6,586	10,194	17,582
Gain on sale of discontinued operations, net of income tax	88,592	—	88,592	—

Net income (loss)	58,643	677	72,812	(44,770)
Net income attributable to noncontrolling interest	1,246	657	6,142	1,048
Net income (loss) attributable to noncontrolling interest from discontinued operations	(62)	1,289	1,711	2,939

Net income (loss) attributable to Holdings	$57,459	$(1,269)	$64,959	$(48,757)

Basic and fully diluted income (loss) per share attributable to Holdings	$1.19	$(0.03)	$1.37	$(1.19)

Weighted average number of shares outstanding – basic and fully diluted	48,300	44,122	47,286	40,928

Cash distributions declared per share	$0.36	$0.34	$1.44	$1.36

Compass Diversified Holdings

Condensed Consolidated Statements of Cash Flows

(in thousands)	Year Ended December 31, 2011	Year Ended December 31, 2010
Cash flows from operating activities:
Net income (loss)	$72,812	$(44,770)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	51,310	43,909
Impairment expense	27,769	38,835
Gain on sale of Staffmark	(88,592)	—
Supplemental put expense	11,783	32,516
Noncontrolling interest and noncontrolling stockholders charges	4,270	7,637
Loss on debt repayment	2,636	—
Unrealized loss on swap	1,822	—
Deferred taxes	(17,858)	(7,146)
Other	421	441

Changes in operating assets and liabilities, net of acquisition:
Increase in accounts receivable	(7,517)	(22,500)
Decrease (increase) in inventories	5,056	(13,030)
Decrease (increase) in prepaid expenses and other current assets	7,864	(3,812)
Increase in accounts payable and accrued expenses	19,598	12,761

Net cash provided by operating activities	91,374	44,841

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(277,980)	(173,732)
Proceeds from sale of assets	217,249	—
Purchases of property and equipment	(21,868)	(8,668)
Other	(4,021)	8

Net cash used in investing activities	(86,620)	(182,392)

Cash flows from financing activities:
Proceeds from issuance of trust shares, net	19,598	152,973
Net borrowing of debt	129,000	19,500
Debt issuance costs	(16,720)	(259)
Changes in noncontrolling interests	49,500	2,671
Other	(382)	(128)
Distributions paid	(66,916)	(55,165)

Net cash provided by financing activities	114,080	119,592

Net increase (decrease) in cash and cash equivalents	118,834	(17,959)
Cash and cash equivalents — beginning of period	13,536	31,495

Cash and cash equivalents — end of period	$132,370	$13,536

Cash related to discontinued operations	$—	$53

Compass Diversified Holdings

Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (“CAD”)

(unaudited)

(in thousands)	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2010
Net income (loss)	$58,643	$677	$72,812	$(44,770)
Adjustment to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	15,756	14,136	49,109	42,120
Amortization of debt issuance costs	658	460	2,201	1,789
Supplemental put expense	5,688	13,886	11,783	32,516
Impairment expense	20,069	(3,600)	27,769	38,835
Gain on sale of Staffmark	(88,592)	—	(88,592)	—
Loss on debt repayment	2,636	—	2,636	—
Noncontrolling interest and noncontrolling stockholders charges	2,060	(572)	4,270	7,637
Deferred taxes	(12,171)	(2,031)	(17,858)	(7,146)
Unrealized loss on interest rate swap	1,822	—	1,822	—
Other	(615)	196	421	441
Changes in operating assets and liabilities	27,623	(7,138)	25,001	(26,581)

Net cash provided by operating activities	33,577	16,014	91,374	44,841
Plus:
Unused fee on revolving credit facilities (1)	665	644	2,706	3,022
Successful acquisition expense (2)	461	4	4,658	3,974
Staffmark sale related expenses (3)	6,434	—	6,434	—
Other	930	—	—	—
Changes in operating assets and liabilities	—	7,138	—	26,581
Less:
Changes in operating assets and liabilities	27,623	—	25,001	—
Maintenance capital expenditures (4)	3,702	2,417	11,169	7,120

Estimated cash flow available for distribution	$10,742	$21,383	$69,002	$71,298

Distribution paid in April 2011/April 2010			$16,821	$14,238
Distribution paid in July 2011/2010			16,821	14,238
Distribution paid in October 2011/2010			17,388	14,238
Distribution paid in January 2012/2011	$17,388	$15,886	17,388	15,886

	$17,388	$15,886	$68,418	$58,600

(1)	Represents the commitment fee on the unused portion of the Revolving Credit Facilities.
(2)	Represents transaction costs for successful acquisitions that were expensed during the period.
(3)	Represents transaction costs for the Staffmark sale that were expensed during the period.
(4)	Excludes growth capital expenditures of approximately $10.6 million and $1.6 million for fiscal 2011 and 2010, respectively.